Exhibit 4.8

AMENDMENT TO WARRANT TO PURCHASE STOCK

This Amendment to Warrant to Purchase Stock (this “Amendment”) is dated as of December 29, 2011 by and between SVB Financial Group (“Holder”) and Luca Technologies, Inc. (“Company”).

Recitals.

A.	Company issued a Warrant to Purchase Stock dated as of April 30, 2008 to Silicon Valley Bank (the “Warrant”). Silicon Valley Bank transferred the Warrant to Holder. Holder and Company executed a Warrant Amendment dated as of June 28, 2011.

B.	In connection with the execution of an Amended and Restated Loan and Security Agreement of even date between Company and Silicon Valley Bank, Company and Holder have agreed to reduce the Warrant Price, as defined in the Warrant.

Now, Therefore, Company and Holder agree as follows:

1. Notwithstanding any other provisions of the Warrant, the reference to “$5.36” in the Warrant is amended to read “$1.75”. Holder and Company confirm that the number of Shares that may be acquired under the Warrant as of the date hereof, is 13,992.

2. Except as amended hereby, the Warrant remains in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and both of which shall constitute one instrument.

LUCA TECHNOLOGIES, INC.

By:	/s/ Michael Sabol
Name:	Michael Sabol
Title:	Chief Accounting Officer

SVB FINANCIAL GROUP

By:	/s/ Scott Newman
Name:	Scott Newman
Title:	Portfolio Manager

1